Exhibit 14

                                 Code of Ethics
                                       for
          The Chief Executive Officer and Principal Financial Officers

                                                                  March 11, 2003

This Code of Ethics for the Chief Executive Officer and Principal Financial Officers (this "Code of Ethics") governs the conduct of the Chief Executive Officer, Chief Financial Officer, and Controller of Kerr-McGee Corporation (the "Company"). This Code of Ethics supplements--but does not replace--the Code of Business Conduct and Ethics applicable to all employees, officers, and directors and is designed to deter wrongdoing and to promote ethical and legal behavior by the Company's Chief Executive Officer, Chief Financial Officer, and Controller.

Each of the Chief Executive Officer, Chief Financial Officer, and Controller are responsible for:

          o Acting with honesty and integrity,  and avoiding  actual or apparent
            conflicts   of  interest   involving   personal   and   professional
            relationships, as described in the Company's Code of Conduct;

          o Disclosing to the general counsel any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

          o Ensuring that the Company's disclosure controls and procedures function properly and providing officials of the Company information that is full, fair, accurate, complete, objective, timely, and understandable for inclusion in filings the Company makes with the Securities and Exchange Commission and in other public communications made by the Company;

          o Complying with laws, rules, and regulations of all U.S. and non-U.S.
            governmental   entities,   as  well  as  other  private  and  public
            regulatory agencies to which the Company is subject; and

          o Reporting to the general counsel any violations of this Code of Ethics of which each such person is aware.

The waiver of any duty or responsibility set forth in this Code of Ethics must be made by the Board of Directors of the Company and will be reported in a public filing with the Securities and Exchange Commission within two business days after such waiver is granted.

ACKNOWLEDGMENT

This is to acknowledge receipt of the Code of Ethics for the Chief Executive Officer and Principal Financial Officers. I understand that failure to adhere to the principles and responsibilities set forth in this Code of Ethics may result in disciplinary action, including reprimand, warnings, suspension, demotion, salary reduction, restitution and/or discharge, as well as possible legal penalties.

Name (please print) __________________________

Signature __________________________________

Date ______________________________________